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Exhibit 99.1

Consent of Deutsche Bank Securities Inc.

        We hereby consent to (i) the inclusion of our opinion letter, dated January 15, 2007, to the Board of Directors of FairPoint Communications, Inc. as Annex B to the Proxy Statement/Prospectus forming part of this Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-141825) (the "Registration Statement"), and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "The Merger—Background of the Merger," "The Merger—FairPoint's Reasons for the Merger" and "The Merger—Opinion of Deutsche Bank Securities Inc., Financial Advisor to FairPoint." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the Rules.

DEUTSCHE BANK SECURITIES INC.
By:	/s/ DON BIRCHENOUGH
Name:	Don Birchenough
Title:	Managing Director

July 9, 2007

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Consent of Deutsche Bank Securities Inc.